Exhibit 18.1

March 15, 2016

A.M. Castle & Co.
1420 Kensington Road
Suite 220
Oak Brook, Illinois 60523

Dear Sirs/Madams:

We have audited the consolidated financial statements of A.M. Castle & Co. and subsidiaries (the "Company") as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 15, 2016, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s election to change its method of accounting for its United States metals inventory from the last-in first-out method to the average cost method. Note 1 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2015 of the change in method of accounting for the United States metals inventory from the last-in first-out method to the average cost method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois

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